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                    August 2, 2021

       Brett R. Whitmire
       Chief Financial Officer
       DIODES INCORPORATED
       4949 Hedgcoxe Road, Suite 200
       Plano, Texas 75024

                                                        Re: DIODES INCORPORATED
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 002-25577

       Dear Mr. Whitmire:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing